THE SECURITIES REPRESENTED HEREBY AND THE SECURITIES ISSUABLE UPON THE EXERCISE HEREOF HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE "U.S. SECURITIES ACT"), OR UNDER ANY OTHER APPLICABLE SECURITIES LAWS OF ANY STATE AND MAY NOT BE TRANSFERRED, SOLD, ASSIGNED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED EXCEPT (A) PURSUANT TO A REGISTRATION STATEMENT EFFECTIVE UNDER THE U.S. SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS, OR (B) PURSUANT TO AN EXEMPTION FROM SUCH REGISTRATION. HEDGING TRANSACTIONS INVOLVING SUCH SECURITIES MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH THE U.S. SECURITIES ACT.

UNLESS PERMITTED UNDER SECURITIES LEGISLATION, THE HOLDER OF THIS SECURITY MUST NOT TRADE THE SECURITY BEFORE DECEMBER 31, 2023.

COMMON STOCK PURCHASE WARRANT

INTELGENX TECHNOLOGIES CORP.

Warrant Shares: 11,999,100	Issue Date: August 31, 2023

THIS COMMON STOCK PURCHASE WARRANT (the "Warrant") certifies that, for value received, atai Life Sciences AG or its assigns (the "Holder") is entitled, upon the terms and subject to the limitations on exercise and the conditions hereinafter set forth (including, for greater certainty, the limitations set forth in Sections 2(d) and 2(e)), at any time on or after the date hereof (the "Issue Date") and on or prior to 5:00 p.m. (New York City time) on August 31, 2026 (the "Termination Date") but not thereafter, to subscribe for and purchase from IntelGenx Technologies Corp., a Delaware corporation (the "Company"), up to 11,999,100 shares (as subject to adjustment hereunder, the "Warrant Shares") of the Company's common stock (the "Common Stock"). The purchase price of one share of Common Stock under this Warrant shall be equal to the Exercise Price, as defined in Section 2(b).

1. Definitions. Capitalized terms used and not otherwise defined herein shall have the meanings set forth in that certain Subscription Agreement (the "Subscription Agreement"), dated August 31, 2023, among the Company and the purchasers signatory thereto providing for an offering, on a private placement basis (the "Offering") of units comprised of convertible promissory notes (the "Notes") and Warrants.

2. Exercise.

(a) Exercise of Warrant. Subject to the limitations set forth in Sections 2(d) and 2(e), exercise of the purchase rights represented by this Warrant may be made, in whole or in part, at any time or times on or after the Issue Date and on or before the Termination Date by delivery to the Company of a duly executed facsimile copy or PDF copy submitted by e-mail (or e-mail attachment) of the Notice of Exercise in the form annexed hereto (the "Notice of Exercise"). Within the earlier of (i) two (2) Trading Days and (ii) the number of Trading Days comprising the Standard Settlement Period (as defined in Section 2(c)(i) herein) following the date of exercise as aforesaid, the Holder shall deliver the aggregate Exercise Price for the Warrant Shares specified in the applicable Notice of Exercise by wire transfer or cashier's check,. No ink-original Notice of Exercise shall be required, nor shall any medallion guarantee (or other type of guarantee or notarization) of any Notice of Exercise be required. Notwithstanding anything herein to the contrary, the Holder shall not be required to physically surrender this Warrant to the Company until the Holder has purchased all of the Warrant Shares available hereunder and the Warrant has been exercised in full, in which case, the Holder shall surrender this Warrant to the Company for cancellation within three (3) Trading Days of the date on which the final Notice of Exercise is delivered to the Company. Partial exercises of this Warrant resulting in purchases of a portion of the total number of Warrant Shares available hereunder shall have the effect of lowering the outstanding number of Warrant Shares purchasable hereunder in an amount equal to the applicable number of Warrant Shares purchased. The Holder and the Company shall maintain records showing the number of Warrant Shares purchased and the date of such purchases. The Company shall deliver any objection to any Notice of Exercise within one (1) Trading Day of receipt of such notice.

The Holder and any assignee, by acceptance of this Warrant, acknowledge and agree that, by reason of the provisions of this paragraph, following the purchase of a portion of the Warrant Shares hereunder, the number of Warrant Shares available for purchase hereunder at any given time may be less than the amount stated on the face hereof.

(b) Exercise Price. The exercise price per share of Common Stock under this Warrant shall be US$0.26, subject to adjustment hereunder (the "Exercise Price").

(c) Mechanics of Exercise.

(i) Delivery of Warrant Shares Upon Exercise. The Company shall cause the Warrant Shares purchased hereunder to be transmitted by the Transfer Agent to the Holder by crediting the account of the Holder's or its designee's balance account with The Depository Trust Company through its Deposit or Withdrawal at Custodian system ("DWAC") if the Company is then a participant in such system and there is an effective registration statement permitting the issuance of the Warrant Shares to or resale of the Warrant Shares by the Holder, and otherwise through the direct registration system (DRS), if the Company is eligible to use such system, or by physical delivery of a certificate, registered in the Company's share register in the name of the Holder or its designee, for the number of Warrant Shares to which the Holder is entitled pursuant to such exercise to the address specified by the Holder in the Notice of Exercise by the date that is the earlier of (A) the earlier of (i) two (2) Trading Days and (ii) the number of days comprising the Standard Settlement Period, in each case after the delivery to the Company of the Notice of Exercise and (B) one (1) Trading Day after delivery of the aggregate Exercise Price to the Company (such date, the "Warrant Share Delivery Date"), provided that the Company shall not be obligated to deliver Warrant Shares hereunder unless the Company has received the aggregate Exercise Price on or prior to the Warrant Share Delivery Date. Upon delivery of the Notice of Exercise, the Holder shall be deemed for all corporate purposes to have become the holder of record of the Warrant Shares with respect to which this Warrant has been exercised, irrespective of the date of delivery of the Warrant Shares, provided that payment of the aggregate Exercise Price is received by the Warrant Share Delivery Date. If the Company fails for any reason to deliver to the Holder the Warrant Shares subject to a Notice of Exercise by the Warrant Share Delivery Date, the Company shall pay to the Holder, in cash, as liquidated damages and not as a penalty, for each $1,000 of Warrant Shares subject to such exercise (based on the VWAP of the Common Stock on the date of the applicable Notice of Exercise), $10 per Trading Day (increasing to $20 per Trading Day on the third Trading Day after such liquidated damages begin to accrue) for each Trading Day after such Warrant Share Delivery Date until such Warrant Shares are delivered or Holder rescinds such exercise. The Company agrees to maintain a transfer agent that is a participant in the FAST program so long as this Warrant remains outstanding and exercisable. As used herein, "Standard Settlement Period" means the standard settlement period, expressed in a number of Trading Days, on the Company's primary Trading Market with respect to the Common Stock as in effect on the date of delivery of the Notice of Exercise; "Trading Market" means any of the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the NYSE American, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the New York Stock Exchange, the Toronto Stock Exchange (the "Stock Exchange"), OTCQB or OTCQX (or any successors to any of the foregoing). "Trading Day" means a day on which the Common Stock is traded on a Trading Market.

(ii) Delivery of New Warrants Upon Exercise. If this Warrant shall have been exercised in part, the Company shall, at the request of a Holder and upon surrender of this Warrant, at the time of delivery of the Warrant Shares, deliver to the Holder a new Warrant evidencing the rights of the Holder to purchase the unpurchased Warrant Shares called for by this Warrant, which new Warrant shall in all other respects be identical with this Warrant.

(iii) Rescission Rights. If the Company fails to cause the Transfer Agent to transmit to the Holder the Warrant Shares pursuant to Section 2(c)(i) by the Warrant Share Delivery Date, then the Holder will have the right to rescind such exercise.

(iv) Compensation for Buy-In on Failure to Timely Deliver Warrant Shares Upon Exercise. In addition to any other rights available to the Holder, if the Company fails to cause the Transfer Agent to transmit to the Holder the Warrant Shares in accordance with the provisions of Section 2(c)(i) above pursuant to an exercise on or before the Warrant Share Delivery Date, and if after such date the Holder is required by its broker to purchase (in an open market transaction or otherwise) or the Holder's brokerage firm otherwise purchases, shares of Common Stock to deliver in satisfaction of a sale by the Holder of the Warrant Shares which the Holder anticipated receiving upon such exercise (a "Buy-In"), then the Company shall (A) pay in cash to the Holder the amount, if any, by which (x) the Holder's total purchase price (including brokerage commissions, if any) for the shares of Common Stock so purchased exceeds (y) the amount obtained by multiplying (1) the number of Warrant Shares that the Company was required to deliver to the Holder in connection with the exercise at issue times (2) the price at which the sell order giving rise to such purchase obligation was executed, and (B) at the option of the Holder, either reinstate the portion of the Warrant and equivalent number of Warrant Shares for which such exercise was not honored (in which case such exercise shall be deemed rescinded) or deliver to the Holder the number of shares of Common Stock that would have been issued had the Company timely complied with its exercise and delivery obligations hereunder. For example, if the Holder purchases Common Stock having a total purchase price of $11,000 to cover a Buy-In with respect to an attempted exercise of shares of Common Stock with an aggregate sale price giving rise to such purchase obligation of $10,000, under clause (A) of the immediately preceding sentence the Company shall be required to pay the Holder $1,000. The Holder shall provide the Company written notice indicating the amounts payable to the Holder in respect of the Buy-In and, upon request of the Company, evidence of the amount of such loss. Nothing herein shall limit a Holder's right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Company's failure to timely deliver shares of Common Stock upon exercise of the Warrant as required pursuant to the terms hereof.

(v) No Fractional Shares or Scrip. No fractional shares or scrip representing fractional shares shall be issued upon the exercise of this Warrant. As to any fraction of a share which the Holder would otherwise be entitled to purchase upon such exercise, the Company shall, at its election, either pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the Exercise Price or round up to the next whole share.

(vi) Charges, Taxes and Expenses. Issuance of Warrant Shares shall be made without charge to the Holder for any issue or transfer tax or other incidental expense in respect of the issuance of such Warrant Shares, all of which taxes and expenses shall be paid by the Company, and such Warrant Shares shall be issued in the name of the Holder or in such name or names as may be directed by the Holder; provided, however, that in the event that Warrant Shares are to be issued in a name other than the name of the Holder, this Warrant when surrendered for exercise shall be accompanied by the Assignment Form attached hereto duly executed by the Holder and the Company may require, as a condition thereto, the payment of a sum sufficient to reimburse it for any transfer tax incidental thereto. The Company shall pay all Transfer Agent fees required for same-day processing of any Notice of Exercise and all fees to the Depository Trust Company (or another established clearing corporation performing similar functions) required for same-day electronic delivery of the Warrant Shares.

(vii) Closing of Books. The Company will not close its stockholder books or records in any manner which prevents the timely exercise of this Warrant, pursuant to the terms hereof.

(d) Holder's Exercise Limitations. The Company shall not effect any exercise of this Warrant, and a Holder shall not have the right to exercise any portion of this Warrant, pursuant to Section 2 or otherwise, to the extent that after giving effect to such issuance after exercise as set forth on the applicable Notice of Exercise, the Holder (together with the Holder's Affiliates, and any other Persons acting as a group together with the Holder or any of the Holder's Affiliates (such Persons, "Attribution Parties")), would beneficially own in excess of the Beneficial Ownership Limitation (as defined below). For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by the Holder and its Affiliates and Attribution Parties shall include the number of shares of Common Stock issuable upon exercise of this Warrant with respect to which such determination is being made, but shall exclude the number of shares of Common Stock which would be issuable upon (i) exercise of the remaining, nonexercised portion of this Warrant beneficially owned by the Holder or any of its Affiliates or Attribution Parties and (ii) exercise or conversion of the unexercised or nonconverted portion of any other securities of the Company (including, without limitation, any other Common Stock Equivalents) subject to a limitation on conversion or exercise analogous to the limitation contained herein beneficially owned by the Holder or any of its Affiliates or Attribution Parties. Except as set forth in the preceding sentence, for purposes of this Section 2(d), beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder, it being acknowledged by the Holder that the Company is not representing to the Holder that such calculation is in compliance with Section 13(d) of the Exchange Act and the Holder is solely responsible for any schedules required to be filed in accordance therewith. To the extent that the limitation contained in this Section 2(d) applies, the determination of whether this Warrant is exercisable (in relation to other securities owned by the Holder together with any Affiliates and Attribution Parties) and of which portion of this Warrant is exercisable shall be in the sole discretion of the Holder, and the submission of a Notice of Exercise shall be deemed to be the Holder's determination of whether this Warrant is exercisable (in relation to other securities owned by the Holder together with any Affiliates and Attribution Parties) and of which portion of this Warrant is exercisable, in each case subject to the Beneficial Ownership Limitation, and the Company shall have no obligation to verify or confirm the accuracy of such determination. In addition, a determination as to any group status as contemplated above shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. For purposes of this Section 2(d), in determining the number of outstanding shares of Common Stock, a Holder may rely on the number of outstanding shares of Common Stock as reflected in (A) the Company's most recent periodic or annual report filed with the Commission, as the case may be, (B) a more recent public announcement by the Company or (C) a more recent written notice by the Company or the Transfer Agent setting forth the number of shares of Common Stock outstanding. Upon the written or oral request of a Holder, the Company shall within one (1) Trading Day confirm orally and in writing to the Holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Company, including this Warrant, by the Holder or its Affiliates or Attribution Parties since the date as of which such number of outstanding shares of Common Stock was reported. The "Beneficial Ownership Limitation" shall be 9.99% of the number of shares of Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock issuable upon exercise of this Warrant. The Holder, upon notice to the Company, may increase or decrease the Beneficial Ownership Limitation provisions of this Section 2(d), provided that the Beneficial Ownership Limitation in no event exceeds 9.99% of the number of shares of Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock upon exercise of this Warrant held by the Holder and the provisions of this Section 2(d) shall continue to apply, unless: (A) the Holder, provides the applicable stock exchange with a personal information form pursuant to the rules of such stock exchange; and (B) if required, the form has been approved by such stock exchange. Any increase in the Beneficial Ownership Limitation will not be effective until the 61st day after such notice is delivered to the Company. The provisions of this paragraph shall not be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 2(d) to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended Beneficial Ownership Limitation herein contained or to make changes or supplements necessary or desirable to properly give effect to such limitation. The limitations contained in this paragraph shall apply to a successor holder of this Warrant. Notwithstanding the foregoing, the Beneficial Ownership Limitation shall not apply if the Holder beneficially owns in excess of 9.99% of the number of shares of Common Stock outstanding immediately before giving effect to the issuance of shares of Common Stock issuable upon exercise of this Warrant.

(i) "Affiliate" means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with, such Person, it being understood for purposes of this definition that "control" of a Person means the power directly or indirectly either to vote 10% or more of the stock having ordinary voting power for the election of directors of such Person or direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

(ii) "Common Stock Equivalents" means any securities of the Company or the Subsidiaries that would entitle the holder thereof to acquire at any time shares of Common Stock, including, without limitation, any debt, preferred stock, right, option, warrant or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, shares of Common Stock.

(iii) "Person" means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, any other entity or a government or any department or agency thereof.

(e) Compliance with Toronto Stock Exchange Rules.

(i) Notwithstanding anything to the contrary and in addition to the limitations set forth in Section 2(d), the aggregate number of shares of Common Stock that may be issued:

A. to any holders of Notes and/or Warrants in connection with the Offering (pursuant to the exercise of the Warrants, the conversion of the Notes and/or the payment of Interest into Shares pursuant to Section 2(c) or Section 2(d) of the Note certificate, as the case may be) shall be limited to 43,664,524 Shares (the "General Cap"), which equals 24.99% of the issued and outstanding shares of Common Stock (on a non-diluted basis) as of the date of the Subscription Agreement, unless the General Shareholder Approval is obtained; and

B. to insiders of the Company (as of the date hereof) from time to time pursuant to the exercise of the Warrants, the conversion of the Notes and/or the payment of Interest into Shares pursuant to Section 2(c) or Section 2(d) of the Note certificate, as the case may be) shall be limited to 17,465,809 Shares (the "Insider Issuance Cap"), which equals 9.99% of the issued and outstanding shares of Common Stock (on a non-diluted basis) as of the date of the Subscription Agreement, unless the Insider Shareholder Approval is obtained.

Each of the General Cap and the Insider Issuance Cap shall be appropriately adjusted for any reorganization, recapitalization, non-cash dividend, stock split, reverse-stock split or other similar transaction.

(ii) The Company undertakes to use its best efforts to obtain, as soon as possible and in any event within 90 days from the date of the Subscription Agreement (which deadline may be extended for an additional 30 days on the written consent of the Holder, such consent not to be unreasonably withheld, conditioned or delayed), each of the Shareholder Approvals either (i) by written consent of the shareholders in accordance with the TSX Company Manual, or (ii) by calling and holding a shareholders' meeting, it being understood that obtaining the General Shareholder Approval shall be dependent on obtaining the Insider Shareholder Approval, and vice versa. In the event that the Company intends to obtain the Shareholder Approvals by calling and holding a shareholders' meeting, the Company undertakes to prepare and complete a management information circular / proxy statement (the "Circular") as well as any other documents required by applicable law for the purpose of seeking the Shareholder Approvals, and the Company shall ensure that the Circular is filed and sent to all of the Company's shareholders and to any other person as required by applicable law. To the extent the Circular or related documents include any information relating solely to the Holder, the Company agrees that all such information which is provided in writing by or on behalf of the Holder for inclusion in the Circular or related documents shall be to the satisfaction of the Holder, acting reasonably.

(iii) The right of the Holder to exercise this Warrant as set out in Section 3(a) shall be subject to confirmation by the Issuer that the proposed exercise of this Warrant complies with the General Cap and/or the Insider Issuance Cap, or the obtaining of the General Shareholder Approval and/or the Insider Shareholder Approval, as the case may be, such confirmation to be evidenced by the acceptance of the Notice of Exercise (as defined below) by the Issuer in writing.

(iv) For greater certainty, the Company shall not effect any exercise of this Warrant, and the Holder shall not have the right to exercise any portion of this Warrant pursuant to 2(a), to the extent that after giving effect to such issuance, the General Cap would be exceeded or, if the Holder is an insider of the Issuer (as of the date hereof), the Insider Issuance Cap would be exceeded, without the General Shareholder Approval and/or the Insider Shareholder Approval, as applicable.

For the purpose of this Section 2(e):

A. "General Shareholder Approval" means the approval by the shareholders of the Company in accordance with the rules and policies of the Toronto Stock Exchange to issue an aggregate number of shares of Common Stock upon conversion of the Notes, exercise of the Warrants and/or payment of Interest into Shares pursuant to Section 2(c) or Section 2(d) of the Note certificate (as the case may be) in excess of the General Cap in accordance with Section 607(g)(i) of the TSX Company Manual.

B. "Insider Shareholder Approval" means the approval by the disinterested shareholders of the Company in accordance with the rules and policies of the Toronto Stock Exchange to issue to insiders of the Company (as of the date hereof) an aggregate number of shares of Common Stock upon conversion of the Notes, exercise of the Warrants and/or payment of Interest into Shares pursuant to Section 2(c) or Section 2(d) of the Note certificate (as the case may be) in excess of the Insider Issuance Cap in accordance with Section 607(g)(ii) of the TSX Company Manual.

C. "Shareholder Approvals" means, collectively, the General Shareholder Approval and the General Shareholder Approval.

3. Certain Adjustments.

(a) Stock Dividends and Splits. If the Company, at any time while this Warrant is outstanding: (i) pays a stock dividend or otherwise makes a distribution or distributions on shares of its Common Stock or any other equity or equity equivalent securities payable in shares of Common Stock (which, for avoidance of doubt, shall not include any shares of Common Stock issued by the Company upon exercise of this Warrant), (ii) subdivides outstanding shares of Common Stock into a larger number of shares, (iii) combines (including by way of reverse stock split) outstanding shares of Common Stock into a smaller number of shares, or (iv) issues by reclassification of shares of the Common Stock any shares of capital stock of the Company ((i)-(iv), a "Share Reorganization"), then in each case the Exercise Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding treasury shares, if any) outstanding immediately before such event and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event, and the number of shares issuable upon exercise of this Warrant shall be proportionately adjusted such that the aggregate Exercise Price of this Warrant shall remain unchanged. Any adjustment made pursuant to this Section 3(a) shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification.

(b) Subsequent Rights Offerings. If and whenever during the exercise period of this Warrant, the Company shall fix a record date for the issuance of rights, options or warrants to all or substantially all of the holders of shares of Common Stock under which such holders are entitled, during a period expiring not more than 45 days after the record date for such issuance ("Rights Period"), to subscribe for or purchase shares of Common Stock or securities exchangeable for or convertible into shares of Common Stock at a price per share to the holder (or having a conversion price or exchange price per share of Common Stock) of less than the VWAP for the shares of Common Stock on such record date (any of such events being called a "Rights Offering"), then the Exercise Price shall be adjusted, effective immediately after the end of the Rights Period to a price determined by multiplying the Exercise Price in effect immediately prior to the end of the Rights Period by a fraction:

(i) the numerator of which shall be the aggregate of:

(A) the number of shares of Common Stock outstanding as of the record date for the Rights Offering, and

(B) a number determined by dividing either

I. the product of the number of shares of Common Stock issued or subscribed for during the Rights Period and the price at which such Shares are offered,

or, as the case may be,

II. the product of the exchange or conversion price per share of such securities offered and the number of shares of Common Stock for or into which the securities so offered pursuant to the Rights Offering have been exchanged or converted during the Rights Period, by the VWAP of the shares of Common Stock as of the record date for the Rights Offering; and

(ii) the denominator of which shall be the number of shares of Common Stock outstanding after giving effect to the Rights Offering and including the number of shares of Common Stock actually issued or subscribed for during the Rights Period upon exercise of the rights, warrants or options under the Rights Offering or upon the exercise of the exchange or conversion rights contained in such exchangeable or convertible securities under the Rights Offering.

If the Holder has exercised any of the Warrants during the period beginning immediately after the record date for a Rights Offering and ending on the last day of the Rights Period, the Holder shall, in addition to the shares of Common Stock to which the Holder is otherwise entitled upon such exercise in accordance with Section 2 hereof, be entitled to that number of additional shares of Common Stock equal to the result obtained when the difference, if any, resulting from the subtraction of the Exercise Price as adjusted for such Rights Offering pursuant to this Section 3(b) from the Exercise Price in effect immediately prior to the end of such Rights Offering is multiplied by the number of shares of Common Stock purchased upon exercise of the Warrants held by such Holder during such period, and the resulting product is divided by the Exercise Price as adjusted for such Rights Offering pursuant to this Section 3(b); provided that the provisions of Section 2(c)(v) shall be applicable to any fractional interest in a share of Common Stock to which such Holder might otherwise be entitled under the foregoing provisions of this Section 3(b). Such additional shares of Common Stock shall be deemed to have been issued to the Holder immediately following the end of the Rights Period and a certificate for such additional Shares shall be delivered to such Holder within three (3) Business Days following the end of the Rights Period.

"VWAP" means, for any date, the price determined by the first of the following clauses that applies: (a) if the Common Stock is then listed or quoted on a Trading Market, the 5-day volume weighted average price of the Common Stock ending on the second business day immediately preceding such date (for e.g., if such date is a Friday, the price shall be equal to the 5-day volume weighted average price of the Common Stock ending on the preceding Wednesday) on the principal Trading Market in the United States (unless the Holder elects that the applicable Trading Market is in Canada) on which the Common Stock is then listed or quoted as reported by Bloomberg L.P. (based on a Trading Day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time)), (b) if OTCQB or OTCQX is not a Trading Market, the 5-day volume weighted average price of the Common Stock as of the day immediately preceding such date (or the nearest preceding date) on OTCQB or OTCQX as applicable, (c) if the Common Stock is not then listed or quoted for trading on OTCQB or OTCQX and if prices for the Common Stock are then reported in the "Pink Sheets" published by OTC Markets Group, Inc. (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Common Stock so reported, or (d) in all other cases, the fair market value of a share of Common Stock as determined by an independent appraiser selected in good faith by the Holders of a majority in interest of the Securities then outstanding and reasonably acceptable to the Company, the fees and expenses of which shall be paid by the Company.

(c) Pro Rata Distributions. If and whenever during the Exercise Period the Company shall issue or distribute to all or to substantially all the holders of the shares of Common Stock:

(i) securities of the Company including shares, rights, options or warrants to acquire shares of any class of securities exchangeable for or convertible into or exchangeable into any such shares or cash, property or assets and including evidences of its indebtedness, or

(ii) any cash, property or other assets,

and if such issuance or distribution does not constitute dividends paid in the ordinary course, a Share Reorganization or a Rights Offering (any of such non-excluded events being herein called a "Special Distribution"), the Exercise Price will be adjusted, immediately after such record date so that the Exercise Price will equal the price determined by multiplying the Exercise Price in effect on such record date by a fraction, of which the numerator shall be the total number of shares of Common Stock outstanding on such record date multiplied by the VWAP on the record date, less the aggregate fair market value (as determined by the directors, acting reasonably, at the time such distribution is authorized and subject to the approval of the Stock Exchange) of such shares or rights, options or warrants or evidences of indebtedness or cash, securities or other property or assets so distributed, and of which the denominator shall be the total number of shares of Common Stock outstanding on such record date multiplied by such VWAP and the number of shares of Common Stock to be issued by the Company under the Warrants shall, at the time of exercise, be appropriately adjusted).

(d) Fundamental Transaction. If, at any time while this Warrant is outstanding, (i) the Company, directly or indirectly, in one or more related transactions effects any merger or consolidation of the Company with or into another Person, (ii) the Company, directly or indirectly, effects any sale, lease, license, assignment, transfer, conveyance or other disposition of all or substantially all of its assets in one or a series of related transactions, (iii) any, direct or indirect, purchase offer, tender offer or exchange offer (whether by the Company or another Person) is completed pursuant to which holders of Common Stock are permitted to sell, tender or exchange their shares for other securities, cash or property and has been accepted by the holders of 50% or more of the outstanding Common Stock, (iv) the Company, directly or indirectly, in one or more related transactions effects any reclassification, reorganization or recapitalization of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property, or (v) the Company, directly or indirectly, in one or more related transactions consummates a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another Person or group of Persons whereby such other Person or group acquires more than 50% of the outstanding shares of Common Stock (not including any shares of Common Stock held by the other Person or other Persons making or party to, or associated or affiliated with the other Persons making or party to, such stock or share purchase agreement or other business combination) (each a "Fundamental Transaction"), then, upon any subsequent exercise of this Warrant, the Holder shall have the right to receive, for each Warrant Share that would have been issuable upon such exercise immediately prior to the occurrence of such Fundamental Transaction, at the option of the Holder (without regard to any limitation in Section 2(d) on the exercise of this Warrant), the number of shares of Common Stock of the successor or acquiring corporation or of the Company, if it is the surviving corporation, and any additional consideration (the "Alternate Consideration") receivable as a result of such Fundamental Transaction by a holder of the number of shares of Common Stock for which this Warrant is exercisable immediately prior to such Fundamental Transaction (without regard to any limitation in Section 2(d) on the exercise of this Warrant). For purposes of any such exercise, the determination of the Exercise Price shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one share of Common Stock in such Fundamental Transaction, and the Company shall apportion the Exercise Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration. If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Holder shall be given the same choice as to the Alternate Consideration it receives upon any exercise of this Warrant following such Fundamental Transaction. The Company shall cause any successor entity in a Fundamental Transaction in which the Company is not the survivor (the "Successor Entity") to assume in writing all of the obligations of the Company under this Warrant and the other Transaction Documents in accordance with the provisions of this Section 3(d) pursuant to written agreements in form and substance reasonably satisfactory to the Holder and approved by the Holder (without unreasonable delay) prior to such Fundamental Transaction and shall, at the option of the Holder, deliver to the Holder in exchange for this Warrant a security of the Successor Entity evidenced by a written instrument substantially similar in form and substance to this Warrant which is exercisable for a corresponding number of shares of capital stock of such Successor Entity (or its parent entity) equivalent to the shares of Common Stock acquirable and receivable upon exercise of this Warrant (without regard to any limitations on the exercise of this Warrant) prior to such Fundamental Transaction, and with an exercise price which applies the exercise price hereunder to such shares of capital stock (but taking into account the relative value of the shares of Common Stock pursuant to such Fundamental Transaction and the value of such shares of capital stock, such number of shares of capital stock and such exercise price being for the purpose of protecting the economic value of this Warrant immediately prior to the consummation of such Fundamental Transaction), and which is reasonably satisfactory in form and substance to the Holder. Upon the occurrence of any such Fundamental Transaction, the Successor Entity shall succeed to, and be substituted for (so that from and after the date of such Fundamental Transaction, the provisions of this Warrant and the other Transaction Documents referring to the "Company" shall refer instead to the Successor Entity), and may exercise every right and power of the Company and shall assume all of the obligations of the Company under this Warrant and the other Transaction Documents with the same effect as if such Successor Entity had been named as the Company herein.

(e) If and whenever at any time after the date hereof and prior to the Termination Date, the Company takes any action affecting its shares of Common Stock to which the foregoing provisions of this Section 3, in the opinion of the board of directors of the Company, acting reasonably and in good faith, are not strictly applicable, or if strictly applicable would not fairly adjust the rights of the Holder against dilution in accordance with the intent and purposes thereof, or would otherwise materially affect the rights of the Holder hereunder, then, subject to the approval of the Stock Exchange, the Company shall execute and deliver to the Holder an amendment hereto providing for an adjustment in the application of such provisions so as to adjust such rights as aforesaid in such a manner as the board of directors of the Company may determine to be equitable in the circumstances, acting reasonably and in good faith. The failure of the taking of action by the board of directors of the Company to so provide for any adjustment on or prior to the effective date of any action or occurrence giving rise to such state of facts will be conclusive evidence that the board of directors has determined that it is equitable to make no adjustment in the circumstances.

(f) Calculations. All calculations under this Section 3 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be. For purposes of this Section 3, the number of shares of Common Stock deemed to be issued and outstanding as of a given date shall be the sum of the number of shares of Common Stock (excluding treasury shares, if any) issued and outstanding.

(g) Notice to Holder.

(i) Adjustment to Exercise Price. Whenever the Exercise Price is adjusted pursuant to any provision of this Section 3, the Company shall promptly deliver to the Holder by facsimile or email a notice setting forth the Exercise Price after such adjustment and any resulting adjustment to the number of Warrant Shares and setting forth a brief statement of the facts requiring such adjustment.

(ii) Notice to Allow Exercise by Holder. If (A) the Company shall declare a dividend (or any other distribution in whatever form) on the Common Stock, (B) the Company shall declare a special nonrecurring cash dividend on or a redemption of the Common Stock, (C) the Company shall authorize the granting to all holders of the Common Stock rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights, (D) the approval of any stockholders of the Company shall be required in connection with any reclassification of the Common Stock, any consolidation or merger to which the Company is a party, any sale or transfer of all or substantially all of the assets of the Company, or any compulsory share exchange whereby the Common Stock is converted into other securities, cash or property, or (E) the Company shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Company, then, in each case, the Company shall cause to be delivered by facsimile or email to the Holder at its last facsimile number or email address as it shall appear upon the Warrant Register of the Company, at least 20 calendar days prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of the Common Stock of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined or (y) the date on which such reclassification, consolidation, merger, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that holders of the Common Stock of record shall be entitled to exchange their shares of the Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer or share exchange; provided that the failure to deliver such notice or any defect therein or in the delivery thereof shall not affect the validity of the corporate action required to be specified in such notice. To the extent that any notice provided in this Warrant constitutes, or contains, material, non-public information regarding the Company or any of the Subsidiaries, the Company shall simultaneously file such notice with the Commission pursuant to a Current Report on Form 8-K. The Holder shall remain entitled to exercise this Warrant during the period commencing on the date of such notice to the effective date of the event triggering such notice except as may otherwise be expressly set forth herein.

4. Transfer of Warrant.

(a) Transferability. This Warrant and all rights hereunder (including, without limitation, any registration rights) are transferable, in whole or in part, upon surrender of this Warrant at the principal office of the Company or its designated agent, together with a written assignment of this Warrant substantially in the form attached hereto duly executed by the Holder or its agent or attorney and funds sufficient to pay any transfer taxes payable upon the making of such transfer. Upon such surrender and, if required, such payment, the Company shall execute and deliver a new Warrant or Warrants in the name of the assignee or assignees, as applicable, and in the denomination or denominations specified in such instrument of assignment, and shall issue to the assignor a new Warrant evidencing the portion of this Warrant not so assigned, and this Warrant shall promptly be cancelled. Notwithstanding anything herein to the contrary, the Holder shall not be required to physically surrender this Warrant to the Company unless the Holder has assigned this Warrant in full, in which case, the Holder shall surrender this Warrant to the Company within three (3) Trading Days of the date on which the Holder delivers an assignment form to the Company assigning this Warrant in full. The Warrant, if properly assigned in accordance herewith, may be exercised by a new holder for the purchase of Warrant Shares without having a new Warrant issued.

(b) New Warrants. This Warrant may be divided or combined with other Warrants upon presentation hereof at the aforesaid office of the Company, together with a written notice specifying the names and denominations in which new Warrants are to be issued, signed by the Holder or its agent or attorney. Subject to compliance with Section 4(a), as to any transfer which may be involved in such division or combination, the Company shall execute and deliver a new Warrant or Warrants in exchange for the Warrant or Warrants to be divided or combined in accordance with such notice. All Warrants issued on transfers or exchanges shall be dated the Issue Date of this Warrant and shall be identical with this Warrant except as to the number of Warrant Shares issuable pursuant thereto.

(c) Warrant Register. The Company shall register this Warrant, upon records to be maintained by the Company for that purpose (the "Warrant Register"), in the name of the record Holder hereof from time to time. The Company may deem and treat the registered Holder of this Warrant as the absolute owner hereof for the purpose of any exercise hereof or any distribution to the Holder, and for all other purposes, absent actual notice to the contrary.

5. Miscellaneous.

(a) No Rights as Stockholder Until Exercise; No Settlement in Cash. This Warrant does not entitle the Holder to any voting rights, dividends or other rights as a stockholder of the Company prior to the exercise hereof as set forth in Section 2(c)(i), except as expressly set forth in Section 3. Without limiting the rights of a Holder to receive the cash payments contemplated pursuant to Sections 2(c)(i) and 2(c)(iv) herein, in no event will the Company be required to net cash settle a Warrant exercise.

(b) Loss, Theft, Destruction or Mutilation of Warrant. The Company covenants that upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Warrant or any stock certificate relating to the Warrant Shares, and in case of loss, theft or destruction, of indemnity or security reasonably satisfactory to it (which, in the case of the Warrant, shall not include the posting of any bond), and upon surrender and cancellation of such Warrant or stock certificate, if mutilated, the Company will make and deliver a new Warrant or stock certificate of like tenor and dated as of such cancellation, in lieu of such Warrant or stock certificate.

(c) Saturdays, Sundays, Holidays, etc. If the last or appointed day for the taking of any action or the expiration of any right required or granted herein shall not be a Business Day, then, such action may be taken or such right may be exercised on the next succeeding Business Day.

(d) Authorized Shares. The Company covenants that, during the period the Warrant is outstanding, it will reserve from its authorized and unissued Common Stock a sufficient number of shares to provide for the issuance of the Warrant Shares upon the exercise of any purchase rights under this Warrant. The Company further covenants that its issuance of this Warrant shall constitute full authority to its officers who are charged with the duty of issuing the necessary Warrant Shares upon the exercise of the purchase rights under this Warrant. The Company will take all such reasonable action as may be necessary to assure that such Warrant Shares may be issued as provided herein without violation of any applicable law or regulation, or of any requirements of the Trading Market upon which the Common Stock may be listed. The Company covenants that all Warrant Shares which may be issued upon the exercise of the purchase rights represented by this Warrant will, upon exercise of the purchase rights represented by this Warrant and payment for such Warrant Shares in accordance herewith, be duly authorized, validly issued, fully paid and nonassessable and free from all taxes, liens and charges created by the Company in respect of the issue thereof (other than taxes in respect of any transfer occurring contemporaneously with such issue).

Except and to the extent as waived or consented to by the Holder, the Company shall not by any action, including, without limitation, amending its certificate of incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such actions as may be necessary or appropriate to protect the rights of Holder as set forth in this Warrant against impairment. Without limiting the generality of the foregoing, the Company will (i) not increase the par value of any Warrant Shares above the amount payable therefor upon such exercise immediately prior to such increase in par value, (ii) take all such action as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and nonassessable Warrant Shares upon the exercise of this Warrant and (iii) use commercially reasonable efforts to obtain all such authorizations, exemptions or consents from any public regulatory body having jurisdiction thereof, as may be, necessary to enable the Company to perform its obligations under this Warrant.

Before taking any action which would result in an adjustment in the number of Warrant Shares for which this Warrant is exercisable or in the Exercise Price, the Company shall obtain all such authorizations or exemptions thereof, or consents thereto, as may be necessary from any public regulatory body or bodies having jurisdiction thereof.

(e) Listing. The Company will use commercially reasonable efforts to ensure that the Common Stock outstanding on the date hereof and issuable from time to time on the exercise of the Warrants, continue to be listed and posted for trading on the Toronto Stock Exchange (or such other Canadian or United States stock exchange acceptable to the holder), provided that this Section 5(e) shall not be construed as limiting or restricting the Company from completing a consolidation, amalgamation, arrangement, takeover bid, merger or other form of business combination or other transaction that would result in the the Common Stock ceasing to be listed and posted for trading on such exchanges, so long as the shareholders of the Company have approved the transaction in accordance with applicable corporate and securities laws and the policies of such exchanges or the holders of Common Stock receive securities of an entity which is listed on a stock exchange in North America or cash.

(f) Jurisdiction. All questions concerning the construction, validity, enforcement and interpretation of this Warrant shall be determined in accordance with the provisions of the Subscription Agreement.

(g) Restrictions. The Holder acknowledges that the Warrant Shares acquired upon the exercise of this Warrant, if not registered, will have restrictions upon resale imposed by state and federal securities laws. The certificate or DRS statement representing the Warrant Shares issued upon such exercise of the Warrant shall bear the following legend:

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE "U.S. SECURITIES ACT"), OR UNDER ANY OTHER APPLICABLE SECURITIES LAWS OF ANY STATE AND MAY NOT BE TRANSFERRED, SOLD, ASSIGNED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED EXCEPT (A) PURSUANT TO A REGISTRATION STATEMENT EFFECTIVE UNDER THE U.S. SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS, OR (B) PURSUANT TO AN EXEMPTION FROM SUCH REGISTRATION. HEDGING TRANSACTIONS INVOLVING SUCH SECURITIES MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH THE U.S. SECURITIES ACT.

[TO BE INCLUDED IN THE EVENT THAT THIS WARRANT IS EXERCISED ON OR BEFORE DECEMBER 31, 2023: UNLESS PERMITTED UNDER SECURITIES LEGISLATION, THE HOLDER OF THIS SECURITY MUST NOT TRADE THE SECURITY BEFORE DECEMBER 31, 2023.]

(h) Nonwaiver and Expenses. No course of dealing or any delay or failure to exercise any right hereunder on the part of Holder shall operate as a waiver of such right or otherwise prejudice the Holder's rights, powers or remedies, notwithstanding the fact that the right to exercise this Warrant terminates on the Termination Date. Without limiting any other provision of this Warrant or the Subscription Agreement, if the Company willfully and knowingly fails to comply with any provision of this Warrant, which results in any material damages to the Holder, the Company shall pay to the Holder such amounts as shall be sufficient to cover any costs and expenses including, but not limited to, reasonable attorneys' fees, including those of appellate proceedings, incurred by the Holder in collecting any amounts due pursuant hereto or in otherwise enforcing any of its rights, powers or remedies hereunder.

(i) Notices. Any notice, request or other document required or permitted to be given or delivered to the Holder by the Company shall be delivered in accordance with the notice provisions of the Subscription Agreement.

(j) Limitation of Liability. No provision hereof, in the absence of any affirmative action by the Holder to exercise this Warrant to purchase Warrant Shares, and no enumeration herein of the rights or privileges of the Holder, shall give rise to any liability of the Holder for the purchase price of any Common Stock or as a stockholder of the Company, whether such liability is asserted by the Company or by creditors of the Company.

(k) Remedies. The Holder, in addition to being entitled to exercise all rights granted by law, including recovery of damages, will be entitled to specific performance of its rights under this Warrant. The Company agrees that monetary damages would not be adequate compensation for any loss incurred by reason of a breach by it of the provisions of this Warrant and hereby agrees to waive and not to assert the defense in any action for specific performance that a remedy at law would be adequate.

(l) Successors and Assigns. Subject to applicable securities laws, this Warrant and the rights and obligations evidenced hereby shall inure to the benefit of and be binding upon the successors and permitted assigns of the Company and the successors and permitted assigns of Holder. The provisions of this Warrant are intended to be for the benefit of any Holder from time to time of this Warrant and shall be enforceable by the Holder or holder of Warrant Shares.

(m) Amendment. Subject to the approval of the Stock Exchange, this Warrant may be modified or amended or the provisions hereof waived with the written consent of the Company and the Holder.

(n) Severability. Wherever possible, each provision of this Warrant shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Warrant shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provisions or the remaining provisions of this Warrant.

(o) Headings. The headings used in this Warrant are for the convenience of reference only and shall not, for any purpose, be deemed a part of this Warrant.

********************

(Signature Page Follows)

IN WITNESS WHEREOF, the Company has caused this Warrant to be executed by its officer thereunto duly authorized as of the date first above indicated.

INTELGENX TECHNOLOGIES CORP.

By:
Name:
Title:

[Signature Page to Warrant]

EXHIBIT A

NOTICE OF EXERCISE

TO: INTELGENX TECHNOLOGIES CORP.

(1) The undersigned, as of the date herein (the "Date of Exercise")

(i) represents that it is (initial one):

_____ not an insider of the Issuer (as such term is defined in the policies of the Toronto Stock Exchange, an "Insider")

_____ an Insider,

(ii) acknowledges that pursuant to section 2(e) of the Warrant certificate, the aggregate number of Shares that may be issued:

A. to any holders of Notes and/or Warrants in connection with the Offering (pursuant to the exercise of the Warrants, the conversion of the Notes and/or the payment of Interest into Shares pursuant to Section 2(c) or Section 2(d) of the Note certificate, as the case may be) shall be limited to 43,664,524 Shares (the "General Cap"), which equals 24.99% of the issued and outstanding Shares (on a non-diluted basis) as of the date of the Subscription Documents, unless the General Shareholder Approval is obtained; and

B. to insiders of the Issuer (as of the date of the Subscription Documents) from time to time pursuant to the exercise of the Warrants, the conversion of the Notes and/or the payment of Interest into Shares pursuant to Section 2(c) or Section 2(d) of the Note certificate (as the case may be) in connection with the Offering shall be limited to 17,465,809 Shares (the "Insider Issuance Cap"), which equals 9.99% of the issued and outstanding Shares (on a non-diluted basis) as of the date of the Subscription Documents, unless the Insider Shareholder Approval is obtained,

(iii) and acknowledges that the proposed exercise of Warrants described below (the "Exercise") is subject to confirmation that such exercise complies with the General Cap and the Insider Issuance Cap, as the case may be, such confirmation to be evidenced by the acceptance of the Issuer provided under "Acceptance" below.

(2) The undersigned hereby elects to purchase ________ Warrant Shares of the Company pursuant to the terms of the attached Warrant (only if exercised in full), and tenders herewith payment of the exercise price in full, together with all applicable transfer taxes, if any.

(2) Payment shall take the form of (check applicable box):

[  ] in lawful money of [the United States]/[Canada]

(3) Please issue said Warrant Shares in the name of the undersigned or in such other name as is specified below:

The Warrant Shares shall be delivered to the following DWAC Account Number:

[SIGNATURE OF HOLDER]

Name of Investing Entity:
Signature of Authorized Signatory of Investing Entity:
Name of Authorized Signatory:
Title of Authorized Signatory:
Date:

ACCEPTANCE

The undersigned, in its capacity as a senior officer of the Issuer, having made all reasonable inquiries, hereby confirms that:

(a) As of the Date of Exercise, General Shareholder Approval:

(i) ______________ has been obtained; or

(ii) ______________ has not been obtained and,

A. as of the Date of Exercise, an aggregate of ______________________ Shares have been issued to any holders of Notes and/or Warrants in connection with the Offering (pursuant to the exercise of the Warrants, the conversion of the Notes and/or the payment of interest on the Notes);

B. further to the exercise of the Warrants, ______________________ Shares will have been issued to any holders of Notes and/or Warrants in connection with the Offering (pursuant to the exercise of the Warrants, the conversion of the Notes and/or the payment of interest on the Notes); and

C. Accordingly, the undersigned confirms that (check one):

☐ the exercise of the Warrants complies with the General Cap;

☐ the exercise of the Warrants does not comply with the General Cap and therefore cannot be completed; or

☐ the exercise of the Warrants  can only be completed partially to comply with the General Cap and, as a result _______________ amount of Warrants will be exercised into _______________ Shares, further to which _______________ of Warrants will remain outstanding under certificate No. _______________.

(b)  [To the extent the holder wishing to proceed with the exercise if an insider of the Issuer (as of the date of the Subscription Documents] As of the Date of Exercise, Insider Shareholder Approval:

(i) ______________ has been obtained; or

(ii) ______________ has not been obtained and,

A. as of the Date of Exercise, an aggregate of ______________________ Shares have been issued to insiders of the Issuer (as of the date of the Subscription Documents) from time to time pursuant to the exercise of the Warrants, the conversion of the Notes and/or the payment of interest on the Notes;

B. further to the exercise of the Warrants, ______________________ Shares will have been issued to  insiders of the Issuer (as of the date of the Subscription Documents) from time to time pursuant to the exercise of the Warrants, the conversion of the Notes and/or the payment of interest on the Notes; and

C. Accordingly, the undersigned confirms that (check one):

☐ the exercise of the Warrants complies with the General Cap and the Insider Issuance Cap;

☐ the exercise of the Warrants does not comply with the General Cap and/or the Insider Issuance Cap and therefore cannot be completed; or

☐ the exercise of the Warrants  can only be completed partially to comply with the General Cap and/or the Insider Issuance Cap and, as a result _______________ amount of Warrants will be exercised into _______________ Shares, further to which _______________ of Warrants will remain outstanding under certificate No. _______________.

INTELGENX TECHNOLOGIES CORP.
By:
Name:
Title:

EXHIBIT B

ASSIGNMENT FORM
(To assign the foregoing Warrant, execute this form and supply required information. Do not use this form to purchase shares.)

FOR VALUE RECEIVED, the foregoing Warrant and all rights evidenced thereby are hereby assigned to

Name:
(Please Print)
Address:
(Please Print)

Phone Number:
Email Address:

Dated: _________________________________ __, ___________

Holder's Signature: _____________________________________________

Holder's Address: ______________________________________________